UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Goodrich Corporation
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Goodrich Employee Frequently Asked Questions – Updated September 30, 2011

1. What was announced today?

Today we announced that Goodrich’s Board of Directors unanimously approved an agreement to combine with United Technologies. Under the agreement, United Technologies will acquire all of the outstanding common shares of Goodrich for $127.50 per share in cash, or a total purchase price of approximately $18.4 billion, including approximately $1.9 billion of Goodrich’s outstanding debt.

We are extremely pleased to have reached an agreement with United Technologies that delivers immediate cash value to our shareholders at a premium that is reflective of the strength of our business. This announcement is a testament to what Goodrich and its employees have achieved over the last 140 years and is an exciting next step for our company.

2. Who is United Technologies?

Based in Hartford, Connecticut, United Technologies is a diversified company that provides high technology products and services to the aerospace and defense and building industries. United Technologies’ businesses include:

•	Carrier heating and air conditioning systems

•	Hamilton Sundstrand aerospace and industrial systems

•	Otis elevators and escalators and moving walkways

•	Pratt & Whitney aircraft engines

•	Sikorsky helicopters

•	UTC Fire & Security fire safety and security products and services

•	UTC Power fuel cells and power systems

Importantly, United Technologies shares Goodrich’s culture of mutual trust and respect, accountability and teamwork, with a focus on delivering safe and innovative products to our customers.

Additional information about United Technologies can be found on its website: www.utc.com

3. What are the benefits of this transaction?

As part of United Technologies, we will have the opportunity to execute our strategy on a larger scale, and take advantage of the key capabilities with an expanded product range, supported by the best talent in the industry.

The transaction with United Technologies also offers our employees the opportunity to be part of an organization with a shared vision and greater depth of resources. We expect that this transaction will offer expanded opportunities for career growth and advancement for employees of both companies.

4. How does this announcement affect employees?

Today’s announcement should have no impact on your day-to-day responsibilities or the way in which Goodrich conducts business. It is important to remember that until the transaction is completed, Goodrich and United Technologies remain independent companies, and it is business as usual as we continue to execute on our strategic plan.

Both Goodrich and United Technologies have successful integration track records, and given the complementary nature of our businesses, we expect a strong cultural fit and a seamless transition. Over the coming weeks, we will be forming an integration team comprised of senior executives from both companies to lead the integration effort and assist with the transition process.

5. Will there be any layoffs or other changes for employees as a result of this announcement?

United Technologies recognizes the role our employees play in Goodrich’s success. The transaction with United Technologies offers our employees the opportunity to be part of an organization with a shared vision and greater depth of resources. We expect that this transaction will offer expanded opportunities for career growth and advancement for employees of both companies.

6. Will salaries and benefits be affected?

Until the transaction is completed, Goodrich and United Technologies remain independent companies and your salary and benefits remain unchanged. United Technologies recognizes the value of our employees and following completion of the transaction, we expect that United Technologies will offer employees comparable salary and benefits as those offered by Goodrich. It is very early in this process and many compensation and benefit matters will be determined near or after closing of the transaction.

7. What are United Technologies’ plans for Goodrich and our senior leadership?

Following completion of the transaction, Marshall Larsen, now Chairman, President and Chief Executive Officer of Goodrich, will become Chairman and Chief Executive Officer of a combined UTC Aerospace Systems business unit. The senior leadership team of the combined business will be located in Charlotte, North Carolina. Both Goodrich and United Technologies’ Hamilton Sundstrand brands will be maintained within this business unit. Additional decisions regarding leadership will be determined near or after the closing of the transaction.

8. What will happen to Goodrich’s headquarters?

The senior leadership team of the combined business will be located in Charlotte, North Carolina. United Technologies is dedicated to continuing many of the philanthropic efforts that have made Goodrich a strong supporter of local communities.

9. When will the transaction be completed? What needs to happen before the transaction can close?

The transaction, which we expect to be completed in mid-2012, is subject to approval by Goodrich shareholders and regulatory approvals, as well as other customary closing conditions.

Until the transaction closes, Goodrich and United Technologies will continue to operate as independent companies and it will be business as usual here at Goodrich as we continue to execute on our strategic plan.

10. What should I say if I’m contacted by media, financial community or other third parties about the transaction?

It is likely that today’s news may lead to increased interest in Goodrich and it is important that the company speak with one voice on this matter.

If you receive any inquiries from investors, please refer them to Paul Gifford, Vice President, Investor Relations, at +1 (704) 423-5517. If you receive inquiries from the media or other interested parties, please refer them to Lisa Bottle, Vice President, Corporate Communications, at +1 (704) 423-7060 or Andrew Martin, Media Relations Manager, at +1 (704) 423-7048.

We will make every effort to keep you up to date on developments and progress throughout this process.

11. When will I know more about the progress of the transaction?

We will continue to communicate developments regarding this transaction through meetings, letters and other communications. As we move through this process, we’ll continue to rely on you to focus on the work at hand, serve our customers and help achieve our goals.

Compensation and Benefits – Frequently Asked Questions

As we move towards completion of the merger, we will keep you updated on important developments that may affect your compensation and benefits. Keep in mind, however, that until the merger is completed, which is expected to occur in mid-2012, Goodrich Corporation and United Technologies Corporation (UTC) will continue to operate as separate, independent companies. Accordingly, we expect that compensation and benefits programs provided by Goodrich will generally continue in the same manner as they have been at least until closing.

12. Will my employee benefits be changed after the merger?

First of all, any benefits you have earned, and continue to earn, as an employee of Goodrich will be provided under the terms of the Goodrich plans. No formal decisions have been made regarding future benefits; however comparable benefits must be provided for at least one year after the merger closes. Benefit changes, if any, will be with as much advance notice as possible. In the meantime, your pension, savings and health and welfare benefits, severance/redundancy benefits, vacation and other programs provided by Goodrich will continue in the same manner as they are currently provided.

13. I am about to enroll in my U.S. medical benefits for 2012. How will they be affected?

Annual benefits enrollment for U.S. employees begins in mid October. You will enroll in your benefits for the calendar year 2012. At this time, we don’t expect any changes to the benefits during the year. If there were any changes, you would be given another opportunity to enroll for the remainder of the year.

14. What will happen to my pension benefit that I’ve earned?

Goodrich provides pension benefits through a number of different plans in different countries. You will receive the amount of your pension benefit that you have earned under the plan when you retire. In general, your pension benefits are funded through a pension plan trust. The assets in the trust can only be used to pay benefits to participants and reasonable plan administrative expenses. Assets set aside in a pension trust cannot be used by Goodrich or UTC for any other reason.

15. What will happen to my 401(k) account and any Goodrich stock that I have in my account? (U.S. employees only)

Your 401(k) account is held in a trust that can only be used to pay benefits to participants. The assets in the trust cannot be used by Goodrich or UTC for any other reason. Your account remains your account and you can continue to make contributions and can direct your investments as long as you remain in the plan. If you hold Goodrich stock in your 401(k) account at the time the merger closes, that stock will be sold at $127.50 per share and the cash proceeds will remain in your account and will continue to be tax-deferred as long as they remain in your account. You can continue to invest in the Company Stock Fund and/or transfer money in or out of the Company Stock Fund until the merger closes. It is likely the Goodrich 401(k) would eventually merge into the UTC 401(k) plan.

16. I am participating in the Goodrich Corporation Employee Stock Purchase Plan for U.S and Canadian employees. How will this be handled due to the merger?

If you participate in the 2011 Stock Purchase Offering, you will continue to contribute to the plan for the remainder of 2011. The shares you purchase at the end of the offering period will be delivered to your Fidelity account in early January 2012 as they normally are. If you participate in the Canadian plan, you may still sell up to 50% of your shares to cover taxes. At the time the merger closes, you will receive $127.50 per share (or the Canadian dollar equivalent) for each of those shares that you continue to hold on the closing date. This will be a cash settlement and will be subject to capital gains tax (long or short term depending on how long you held the shares) based on the amount that you paid for the shares.

17. Will there be a new offering under the Employee Stock Purchase Plan for U.S. and Canadian employees for 2012?

No, there will be no further offerings under the Employee Stock Purchase Plan after the end of the 2011 offering period.

18. I am participating in the Goodrich UK Save as You Earn (SAYE) share scheme. How will this be affected by the merger?

If you participate in one of the ongoing SAYE offering periods you will continue to contribute to the scheme for the remainder of the offering period, or until the merger closes, whichever comes first. We expect that the 2010 three-year offering will end in May 2012. If your SAYE contract matures and you elect to exercise your options the shares you purchased will be delivered to you after the end of the offering period. At the time the merger closes, you will be paid the equivalent of $127.50 per share in Pounds Sterling.

19. I am participating in a SAYE offering period that will not end before the merger is expected to close. What will happen to my contributions and the shares that I subscribed to purchase?

The scheme will close on completion of the merger as Goodrich shares will cease to be quoted and would not qualify. There will be an opportunity to terminate the SAYE savings contract and exercise existing options early in part, up to an amount based on contributions already made. Goodrich is currently reviewing the terms of the scheme with Her Majesty’s Revenue and Customs (HMRC) to ensure that we understand the scheme and tax implications of the merger. We will continue to provide updates on the status of this review.

20. Will there be a new offering under the SAYE for 2012?

No, there will be no further offerings under the SAYE scheme after the end of the current offering period.

21. Will we be entitled to our normal bonuses or gain sharing payments for 2011?

Until the closing, all bonus and gain sharing plans will continue to operate business as usual. It is important that we continue to focus on our business results and perform to the best of our abilities. We will be evaluating our 2012 plans in the coming months and will provide more information later in the year.

22. I own Goodrich stock, what are the tax implications of the stock purchase by UTC?

You will need to contact your tax advisor to determine the impact on your situation. Since UTC will purchase your Goodrich shares for $127.50 per share you will likely have a taxable gain on the sale. How that gain is treated will depend upon many factors. It is important that you keep accurate records as to how much you paid for your Goodrich shares so that you can determine your taxable gain. If you participate in a plan that Fidelity Investments administers, Fidelity should have the cost basis for any shares that you have purchased or acquired through Goodrich stock plans.

23. How will this affect me if I have plans to retire in the near future?

There will be no changes in retirement benefits in the near future. Any benefits you have already earned will not be changed. If any employee benefit changes are considered we will communicate with you in advance of any change. Any changes will affect future benefits only.

24. I have been granted Restricted Stock Units (RSUs) under the Goodrich Corporation Equity Compensation Plan. How will these be handled as a result of the merger?

Your unvested RSUs will immediately vest at the time of closing. You will be paid $127.50 per unit, less applicable taxes, shortly after the merger closes. The mechanics of this cash payment will be determined in the coming months.

25. I have been granted Stock Options under the Goodrich Corporation Equity Compensation Plan. How will these be handled as a result of the merger?

Until closing, and subject to any trading/ownership policies that may apply, you will be able to exercise any vested stock options, but keep in mind that such exercises are taxable events. At closing, each of your vested and unvested stock options will be canceled in exchange for a cash payment payable shortly after the merger closes, equal to $127.50 per share, less the exercise price per share and applicable taxes. The mechanics of this cash payment will be determined in the coming months.

Additional Information

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE COMPANY. You will be able to obtain the proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Goodrich Corporation, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, c/o Secretary.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect the Company’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: demand for and market acceptance of new and existing products; our ability to extend our commercial OE contracts beyond the initial contract periods; cancellation or delays of orders or contracts by customers or with suppliers; our ability to obtain price adjustments pursuant to certain of our long-term contracts; the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts; the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions; successful development of products and advanced technologies; the impact of bankruptcies and/or consolidations in the airline industry; the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers; global demand for aircraft spare parts and aftermarket services; changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations; the possibility of restructuring and consolidation actions; threats and events associated with and efforts to combat terrorism; the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits; competitive product and pricing pressures; our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses; the effect of changes in accounting policies or legislation, including tax legislation; cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control; the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities; other factors that are set forth in management’s discussion and analysis of the Company’s most recently filed reports with the SEC; and uncertainties associated with the proposed acquisition of the Company by United Technologies, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. This list of factors is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about the Company’s directors and officers and their ownership of the Company’s common stock is set forth in its Form 10-K which was filed with the SEC on February 15, 2011 and the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on March 10, 2011. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transaction, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.